Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS FIRST QUARTER 2017 FINANCIAL
RESULTS AND PROVIDES A BUSINESS UPDATE

XERMELO™ (telotristat ethyl) 250 mg approved by the FDA on February 28, 2017

Strong start to XERMELO Launch

Conference Call and Webcast at 6:00 pm EDT / 5:00 pm CDT

The Woodlands, Texas, May 2, 2017 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended March 31, 2017 and provided an overview of key milestones for the company’s newly-launched commercial product, XERMELO™, and its pipeline drug candidates.

“The first quarter was a transformative one for Lexicon marked by the approval and launch of XERMELO in the U.S. I am extremely proud of the extraordinary men and women at Lexicon who ensured that XERMELO was available to patients within days following approval,” said Lonnel Coats, Lexicon’s president and chief executive officer. “Eight weeks into the launch, we continue to make significant strides in providing access to XERMELO and communicating its benefits to patients. We are very pleased with the speed and depth of XERMELO adoption, which we believe is a reflection of the early positive feedback we have received from both patients and physicians. In addition, we continue to advance our robust pipeline of drug candidates and look forward to reporting on multiple milestones, including new data from our three Phase 3 sotagliflozin trials, starting this month.”

First Quarter 2017 Product and Pipeline Progress

XERMELO (telotristat ethyl) 250 mg

•
On February 28th, the U.S. Food and Drug Administration (FDA) approved XERMELO as the first and only oral therapy for the treatment of carcinoid syndrome diarrhea in combination with somatostatin analog (SSA) therapy in adults inadequately controlled by SSA therapy.

•	Prescriptions for XERMELO were available to patients that same day, and the drug was available for shipment within 72 hours of launch.

•	The Company initiated its LexCares™ program within hours of launch to ensure access and appropriately remove adherence hurdles for patients in need of this innovative therapy.

Sotagliflozin

•
In May, the Company expects to report additional efficacy data from the U.S. Phase 3 inTandem1 study. Data will include secondary endpoints such as body weight and blood pressure in hypertensive type 1 diabetes mellitus (T1DM) patients.

•
In Q3 2017, Lexicon anticipates additional data release from the E.U. and Israel Phase 3 inTandem2 study in patients with T1DM. Data will include secondary endpoints such as body weight and blood pressure in hypertensive T1DM patients, as well as pooled continuous glucose monitoring (CGM) results from inTandem1 and inTandem2.

•
Lexicon previously announced that primary endpoints were met in both the inTandem1 and inTandem2 studies, demonstrating a statistically significant reduction in A1C at 24 weeks on a background of optimized insulin.

•
The Company anticipates top-line data release in mid-2017 from the global Phase 3 inTandem3 study evaluating approximately 1,400 T1DM patients treated with sotagliflozin 400mg once daily or placebo on a background of any insulin therapy, but without insulin optimization prior to randomization. The primary endpoint of the study is the proportion of patients with A1C less than 7.0% and no severe hypoglycemia and no diabetic ketoacidosis (DKA) events.

•	Lexicon’s partner, Sanofi, continues to enroll type 2 diabetes mellitus (T2DM) patients in several Phase 3 clinical trials.

LX2761

•	Phase 1 clinical trials for LX2761 remain ongoing, and the Company anticipates the release of data this year from these studies in healthy subjects and patients with T2DM.

LX9211

•	The Company expects to file an IND for LX9211 in neuropathic pain in mid-2017, followed by initiation of a Phase 1 clinical trial this year.

First Quarter 2017 Financial Highlights

Revenues: Lexicon’s revenues for the three months ended March 31, 2017 increased to $18.3 million from $12.5 million for the corresponding period in 2016, primarily due to revenues recognized from the collaboration and license agreement with Sanofi. Revenues for the three months ended March 31, 2017 included $0.7 million of net revenues recognized in March 2017 from the sale of XERMELO in the U.S.

Cost of Sales: Lexicon had cost of sales related to sales of XERMELO of $0.2 million for the three months ended March 31, 2017, including finite-lived intangible asset amortization. Lexicon began capitalizing inventory during the three months ended March 31, 2017 following FDA approval of XERMELO, as the related costs were expected to be recoverable through the commercialization of the product. Manufacturing costs for XERMELO incurred prior to FDA approval were recorded as research and development expenses. The pre-commercialization inventory of XERMELO is expected to be sold over approximately the next two years. As a result, cost of sales for XERMELO for the next two years will reflect a lower average per unit cost of materials than would otherwise be expected. During the three months ended March 31, 2017, intangible assets relating to XERMELO of $24.7 million were reclassified from indefinite-lived to finite-lived assets once the FDA approved XERMELO, and the Company began amortizing this asset using the straight-line method over its estimated useful life. Cost of sales for the three months ended March 31, 2017 includes $0.1 million of amortization of this intangible asset.

Research and Development Expenses: Research and development expenses for the three months ended March 31, 2017 increased 18 percent to $43.6 million from $37.0 million for the corresponding period in 2016, primarily due to increases in external clinical development costs relating to sotagliflozin.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. For the three months ended March 31, 2017 and 2016, the fair value of the Symphony Icon purchase liability increased by $2.1 million and $1.0 million, respectively. During the three months ended March 31, 2017, Lexicon made the final payment in cash and common stock related to the Symphony Icon purchase liability.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the three months ended March 31, 2017 increased 77 percent to $14.9 million from $8.4 million for the corresponding period in 2016, primarily due to increased costs incurred in connection with the commercial launch of XERMELO.

Income Tax Benefit: Income tax benefit for the three months ended March 31, 2017 was $8.7 million. During the three months ended March 31, 2017, Lexicon’s valuation allowance for its deferred tax assets decreased by $8.7 million due to the reclassification of intangible assets relating to XERMELO from indefinite-lived to finite-lived assets. This resulted in the related deferred tax liability now being considered a source of taxable income. Lexicon recorded an

$8.7 million deferred tax benefit with a corresponding reduction in its deferred tax liability in the three months ended March 31, 2017 as a result of this reclassification.

Consolidated Net Loss: Net loss for the three months ended March 31, 2017 was $34.9 million, or $0.33 per share, compared to a net loss of $34.9 million, or $0.34 per share, in the corresponding period in 2016. For the three months ended March 31, 2017 and 2016, net loss included non-cash, stock-based compensation expense of $2.2 million and $1.8 million, respectively.

Cash and Investments: As of March 31, 2017, Lexicon had $259.7 million in cash and investments, as compared to $346.5 million as of December 31, 2016. Cash used during the three months ended March 31, 2017 included a final $10.5 million cash payment to Symphony Icon and significant funding in support of Lexicon’s Phase 3 clinical trials of sotagliflozin in T1DM, which the Company expects will decrease as 2017 progresses. Lexicon’s use of cash remains consistent with prior guidance, and the Company continues to expect that its current liquidity and capital resources, together with expected revenues, will be sufficient to fund its operations at least through 2018.

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 6:00 pm EST / 5:00 pm CT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 8318299. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/investors. An archived version of the webcast will be available on the website for 14 days.

About Lexicon
Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science based on Nobel Prize-winning technology to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to XERMELO, Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in diabetes and metabolism and neuropathic pain. For additional information please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s commercialization of XERMELO (telotristat ethyl) 250 mg and clinical development of sotagliflozin, LX2761 and LX9211. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including the degree of market acceptance of XERMELO, the availability of coverage and reimbursement for XERMELO, Lexicon’s dependence on third parties for manufacturing and distribution of XERMELO, Lexicon’s compliance with applicable legal and regulatory requirements and other factors relating to the commercialization of XERMELO. Other risks include Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin, LX2761, LX9211 and its other potential drug candidates, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2017	2016
	(unaudited)

Revenues:
Net product revenue	$721	$—
Collaborative agreements	17,565	12,494
Subscription and license fees	7	—
Total revenues	18,293	12,494
Operating expenses:
Cost of sales (including finite-lived intangible asset amortization)	225	—
Research and development, including stock-based compensation of $1,184 and $989, respectively	43,581	37,002
Increase in fair value of Symphony Icon, Inc. purchase liability	2,101	965
Selling, general and administrative, including stock-based compensation of $1,047 and $846, respectively	14,871	8,398
Total operating expenses	60,778	46,365
Loss from operations	(42,485)	(33,871)
Interest expense	(1,588)	(1,649)
Interest and other income, net	530	637
Consolidated net loss before taxes	(43,543)	(34,883)
Income tax benefit	8,652	—
Consolidated net loss	$(34,891)	$(34,883)

Consolidated net loss per common share, basic and diluted	$(0.33)	$(0.34)

Shares used in computing consolidated net loss per common share, basic and diluted	104,461	103,682

Consolidated Balance Sheet Data	As of March 31,	As of December 31,
(In thousands)	2017	2016
	(unaudited)
Cash and investments	$259,743	$346,504
Property and equipment, net	18,995	19,390
Goodwill	44,543	44,543
Other intangible assets	53,210	53,357
Total assets	396,264	475,625
Deferred revenue	97,922	112,306
Current and long-term debt	101,021	101,447
Accumulated deficit	(1,287,245)	(1,250,363)
Total stockholders’ equity	134,603	157,401

For Additional Information Contact:

Kimberly Lee, D.O.
Head of Investor Relations and Corporate Strategy
Lexicon Pharmaceuticals
(281) 863-3383
klee@lexpharma.com

Chas Schultz
Senior Director, Corporate Communications and Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenues:
Collaborative agreements	$23,001	$127,093	$83,182	$129,728
Subscription and license fees	36	187	155	286
Total revenues	23,037	127,280	83,337	130,014
Operating expenses:
Research and development, including stock-based compensation of $925, $828, $3,938 and $3,693, respectively	40,400	30,442	178,151	95,187
Increase (decrease) in fair value of Symphony Icon purchase liability	---	782	(703)	5,927
General and administrative, including stock-based compensation of $805, $602, $3,514 and $3,150, respectively	13,967	6,448	43,044	23,835
Impairment loss on buildings	---	1,248	---	3,597
Total operating expenses	54,367	38,920	220,492	128,546
Income (loss) from operations	(31,330)	88,360	(137,155)	1,468
Interest expense	(1,634)	(1,678)	(6,567)	(6,722)
Interest and other income, net	545	68	2,293	572
Consolidated net income (loss)	$(32,419)	$86,750	$(141,429)	$(4,682)

Consolidated net income (loss) per common share, basic	$(0.31)	$0.84	$(1.36)	$(0.05)
Consolidated net income (loss) per common share, diluted	$(0.31)	$0.76	$(1.36)	$(0.05)

Shares used in computing net income (loss) per common share, basic	104,052	103,623	103,863	103,591
Shares used in computing net income (loss) per common share, diluted	104,052	115,764	103,863	103,591

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2016	2015
	(Unaudited)
Cash and investments	$346,504	$521,352
Property and equipment, net	19,390	21,227
Goodwill	44,543	44,543
Other intangible assets	53,357	53,357
Total assets	475,625	651,960
Accounts payable	52,877	19,725
Accrued liabilities	32,114	24,757
Deferred revenue	112,306	185,650
Current and long-term debt	101,447	102,936
Accumulated deficit	(1,250,363)	(1,108,934)
Total stockholders’ equity	157,401	285,850

# # #

For Additional Information Contact:

Chas Schultz
Senior Director, Finance and Communications
Lexicon
(281) 863-3421
cschultz@lexpharma.com